Exhibit 10.1

GRANITE CONSTRUCTION INCORPORATED

KEY MANAGEMENT DEFERRED COMPENSATION PLAN II

Amendment No. 1

Section 10(a) of the Granite Construction Incorporated Key Management Deferred Compensation Plan II, as amended and restated on November 20, 2007 (the “Plan”) authorizes amendments to the Plan by action of the Company’s Board of Directors.  Accordingly, the Plan is hereby amended, effective January 1, 2009, as follows:

1.           Section 2(n) is amended to read as follows:

“(n) ‘Participant’ means each employee and non-employee director of the Company who is designated as such from time to time by the Committee.”

2.           Section 2(s) is amended to read as follows:

“(s)  ‘Retirement’ means an employee-Participant’s Separation from Service at or after (i) age 55 with ten years of service or (ii) age 65 with five years of service.  Retirement means a non-employee director-Participant’s service as a member of the Company’s Board of Directors ends at any time.”

3.           Section 3 is amended to read as follows:

“3.
Eligibility to Participate.  The Committee will, from time to time, designate Company employees to be Participants.  Each employee-Participant selected by the Committee must belong to a select group of management and highly compensated employees of the Company. In addition, non-employee directors of the Company will become Participants upon notification of eligibility from the Committee.  Non-employee directors are not eligible for In-Service Distributions described in Section 7(c) or the survivor benefit under Section 8.”

4.           Section 5(e) is amended to read as follows:

“(e)
Deemed Investments.  For each Plan Year, the balance of each Participant’s Account (except that portion of the Account consisting of deferred Performance Unit awards) will be credited with earnings based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Company in its sole discretion.

(i)
Investment options will be determined by the Company. The Company, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

(ii)
A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account.

A Participant shall specify an investment allocation for his Account, or components thereof, in accordance with procedures established by the Company.  Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective in accordance with procedures established by the Company.

A Participant may change an investment allocation, both with respect to future credits to the Plan and with respect to existing Accounts, and such changes shall become effective, in accordance with procedures adopted by the Company.

(iii)
If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Company in its sole discretion.”

5.           A new Section 5(f) is added to the Plan as follows:

“(f)
Non-Employee Director Deferrals.  Each Participant who is a non-employee director may annually elect to defer the receipt of a whole percentage (up to 100% or such other percentage as may be determined by the Board) of his or her annual retainer and meeting fees.”

6.	A new Section 8 is added to the Plan with subsequent sections renumbered accordingly, to read as follows:

“8.
Survivor Benefit.  In addition to any other benefit provided under the Plan, the Beneficiary of an employee-Participant who dies prior to Separation from Service will be entitled to receive a payment equal to the Participant’s annualized salary in the year of death. Such payment will be made in a single lump sum within ninety days of the employee-Participant’s death.”

Except as amended hereby, the terms of the Plan remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed this 6th day of August, 2008.

GRANITE CONSTRUCTION INCORPORATED

           /s/ William G. Dorey

William G. Dorey

President & CEO

           /s/ Michael Futch

Michael Futch

Vice President, General Counsel & Secretary